Exhibit 99.1

22nd Century Group Enters into Agreement to Sell Hemp/Cannabis Franchise

-Sale Expected to Result in Immediate and Significant Reduction in Operating Costs and Cash Requirements-

BUFFALO, N.Y., November 27, 2023 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII) (the “Company” or “22nd Century”), a leading biotechnology company focused on utilizing advanced plant technologies to improve health and wellness, today announced it has reached an agreement to sell substantially all of its GVB Biopharma (“GVB”) hemp/cannabis operations to Specialty Acquisition Corporation, a Nevada corporation (the “Buyer”), an entity affiliated with current GVB employees. The transaction is subject to certain approvals and Buyer obtaining financing.

Terms of the transaction include a cash payment to the Company of $1 million at closing of the sale (the “Closing”) and a 12% secured promissory note for $1.25 million issued by the Buyer and payable through six equal monthly installments of principal and accrued interest commencing the fourth calendar month after the Closing. The parties will equally share liabilities related to any GVB entities not part of the transaction, subject to certain conditions. The Company plans to use the proceeds from the sale to further deleverage its balance sheet.

22nd Century is also entitled to retain any insurance proceeds received in connection with the fire at the Company’s Grass Valley manufacturing facility, a portion of which will be used to offset Buyer’s portion of the shared liabilities. At present, damages being sought are approximately $9 million, subject to upward revision the longer the disputed claim with the insurer remains unresolved, although the amount received will not be finalized until resolution of the matter.

The sale is expected to close in early December 2023, subject to customary closing conditions including approval by 22nd Century’s Board of Directors, receipt of a fairness opinion, Buyer obtaining $3 million of financing and receipt of third-party consents, including the consent of the Company’s senior lender. The Company is currently in discussions with the senior lender to obtain such consent. No assurances can be given that the Buyer will obtain the required financing or that the Company’s senior lender will provide the consent to the transaction.

“The sale of our hemp/cannabis franchise will immediately and materially further reduce the cash and operating demands within our business,” stated John Miller, interim Chief Executive Officer of 22nd Century. “The buyer will assume responsibility for payroll, lease, and other operational expenses, along with future funding requirements for the hemp/cannabis business. We expect this transaction will substantially lower 22nd Century’s operating expenses beyond the previously announced $15 million in cost savings initiatives on an annual basis. Additionally, we will retain rights to the insurance proceeds, subject to certain offsets, effectively recouping cash that was invested into the continuity of the hemp/cannabis business.”

“We remain committed to determining the best path forward to create value for our shareholders. Including, evaluating strategic alternatives with respect to our tobacco assets, notably our VLN® reduced nicotine content products, as approved by the FDA for harm reduction as a modified risk tobacco product (MRTP),” said Miller.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) the sale of our hemp/cannabis business, including the GVB assets, (ii) our expectations regarding our future operating expenses and cash flow, (iii) our expectations on the timing and completion of the sale of our hemp/cannabis business, and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023 and Quarterly Reports on Form 10-Q filed May 9, 2023, August 14, 2023 and November 6, 2023. All information provided in this press release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200